UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 29, 2025

Date of Report (Date of earliest event reported)

ODYSSEY HEALTH, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-56196	47-1022125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2300 West Sahara Avenue, Suite 800 - #4012, Las Vegas, NV	89102
(Address of principal executive offices)	(Zip Code)

(702) 780-6559

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Securities registered pursuant to Section 12(g) of the Act:

Title of each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock ($0.001 par value)	ODYY	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b2 of the Securities Exchange Act of 1934 (§240.12b2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 29, 2025, Odyssey Health, Inc. (the “Company” or “Odyssey”) entered into the Purchase Agreement with Mast Hill Fund L.P. (“Mast Hill”), pursuant to which Mast Hill has agreed to purchase from us up to an aggregate of $25,000,000 of Odyssey common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on July 29, 2025, we entered into a registration rights agreement with Mast Hill, pursuant to which we will file with the Securities and Exchange Commission (the “SEC”) the registration statement that includes a prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to Mast Hill under the Purchase Agreement.

We do not have the right to commence any sales of our common stock to Mast Hill under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus registering the shares that will be issued and sold to Mast Hill. We may, from time to time and at our sole discretion for a period of 24 months, direct Mast Hill to purchase up to 20,000,000 shares of common stock. We will control the timing and amount of any sales of our common stock to Mast Hill. The purchase price of the shares that may be sold to Mast Hill in purchases under the Purchase Agreement will be based on an agreed upon fixed discount to the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions.” Mast Hill may not assign or transfer its rights and obligations under the Purchase Agreement.

The Mast Hill Purchase Agreement limits the Company’s sale of shares of Common Stock to Mast Hill, and Mast Hill’s purchase or acquisition of Common Stock from the Company, to an amount of Common Stock that, when aggregated with all other shares of Common Stock then beneficially owned by Mast Hill would result in Mast Hill having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of Common Stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder.

The Mast Hill Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. Mast Hill has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of Common Stock. The Mast Hill Purchase Agreement does not limit the Company’s ability to raise capital from other sources at its sole discretion; provided, however, that the Company shall not enter into any Variable Rate Transaction, including the issuance of any floating conversion rate or variable priced equity-like securities, but excluding any “At-the- Market” offering with a registered broker-dealer, until the later of (i) the 24-month anniversary of the date of the Mast Hill Purchase Agreement. The Mast Hill Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.

The Company intends to use the proceeds from the Mast Hill Purchase Agreement for general corporate purposes, working capital, capital expenditures, research and development and operational expenses, and some of such proceeds may be used from time to time to pay officer compensation.

The foregoing descriptions of the Mast Hill Purchase Agreement and the RRA are qualified in their entirety by reference to the full text of the Mast Hill Purchase Agreement and the RRA, a copy of each of which is attached hereto as Exhibit 10.1 and 10.2, respectively.

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Item 3.02.	Unregistered Sales of Equity Securities.

See Item 1.01 for discussion of the Common Stock issued and to be issued to Mast Hill. Such Common Stock shall be issued pursuant to a Registration Statement to be filed with the Securities and Exchange Commission within 45 days of the execution of the RRA registering such shares of Common Stock under the Securities Act of 1933, as amended, relating to the resale of the thereof.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Purchase Agreement, dated July 29, 2025, by and between Odyssey Health, Inc. and Mast Hill Fund, L.P.

10.2	Registration Rights Agreement, dated July 29, 2025, by and between Odyssey Health, Inc. and Mast Hill Fund, L.P.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Odyssey Health, Inc.

Date: August 4, 2025	By:	/s/ Joseph Michael Redmond
Joseph Michael Redmond Chief Executive Officer

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